Exhibit 10.20

Certain confidential information contained in this document, marked by brackets, has been omitted.

KLDiscovery Ontrack, LLC

Second Addendum to the 2020 Americas Legal Technology Sales Commission Plan

Dated: November 1, 2021

This Second Addendum to the 2020 Americas Legal Technology Sales Commission Plan (“Second Addendum”), dated and effective as of November 1, 2021, amends the terms and conditions of the 2020 Americas Legal Technology Sales Commission Plan commencing from January 1, 2020 through December 31, 2021 (the “2020 Commission Plan”) and the 2020 Americas Legal Technology Sales Commission Plan Addendum (“First Addendum”), dated and effective as of November 1, 2020, for KLDiscovery (the “Company”). The 2020 Commission Plan is designed to compensate, reward and provide incentive to each Legal Technology sales employee (“Employee”) to achieve superior sales performance, whilst at the same time encouraging the highest level of client satisfaction in an ethical and responsible manner. This Second Addendum is designed to compensate and incentivize growth in Company proprietary technology.

WHEREAS, Employee and Company have previously entered into the 2020 Commission Plan and the First Addendum;

WHEREAS, the Company desires to amend the 2020 Commission Plan and the First Addendum to compensate and incentivize further growth in Company proprietary technology and to adjust language in the 2020 Commission Plan and the First Addendum to take this into account;

NOW, THEREFORE, for the good and valuable consideration, the receipt and sufficiency of which is specifically acknowledged by each party, the parties hereto hereby amend the 2020 Commission Plan and the First Addendum as follows:

1.	The Commission set out in Section 5.2, Standard Revenue, in the Standard Rate Table shall be amended as follows:

The line item below shall be amended such that it shall now adjusted to cease to apply to Net New Nebula sales invoiced after October 1, 2021:

Service Category	Standard Rate
	Year 1	Year 2	Year 3
[*]	[*]	[*]	[*]

For Net New Nebula sales invoiced after October 1, 2021, the following Commission rate shall apply:

Service Category	Standard Rate
	Year 1	Year 2	Year 3
[*]	[*]	[*]	[*]

All other Commission rates and exclusions, including those applying to Net New Nebula sales shall continue to apply with full force and effect.  “Net New” shall mean new Nebula matters and/or subscriptions solely (with the applicable Commission tiered down according to the Commission Rate above), and shall not apply to current Nebula matters, subscriptions, or renewals.

2.	Plan Purpose and Term

Any end date found in the 2020 Commission Plan or First Addendum shall be null and void, and the 2020 Commission Plan, as well the First Addendum and this Second Addendum shall continue until a new plan is developed by the Company.

IN WITNESS WHEREOF, the parties have executed this Second Addendum as of the date set forth above and acknowledge all non-adjusted terms and conditions of the 2020 Commission Plan and the First Addendum shall continue to apply to this Second Addendum. In the event of any inconsistency between the terms of this Second Addendum, the 2020 Commission Plan or the First Addendum, the terms of this Second Addendum shall prevail to determine such inconsistency.

Employee:	Krystina Jones

Signature:	/s/ Krystina Jones
		Date:	October 25, 2021

Company Authorized Representative

Name:	Andrew Southam

Signature:	s/ Andrew Southam
		Date:	October 25, 2021

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